Exhibit 10.1

RESTATED
EXPLORATION and LODE MINING LEASE*

EFFECTIVE MAY 1, 1995

BETWEEN

CALISTA CORPORATION

AND

DONLIN CREEK LLC

*       Exploration and Lode Mining Lease effective May 1, 1995 restated to reflect all assignments and amendments up to and including February 11, 2011.

TABLE OF CONTENTS

Page

ARTICLE I – LEASE		1
1.1	Grant of Lease:	1
1.2	Lode Placer Relationship:	3
ARTICLE II – DCLLC OPERATION		3
2.1	Conduct of Operations:	3
2.2	Ore Processing:	4
2.3	Ore Samples:	4
2.4	Commingling of Ores:	4
2.5	Waste, Rock, Spoil, and Tailings:	4
2.6	Taxes:	5
2.7	Indemnity:	5
2.8	Insurance:	6
2.9	Inspection:	6
2.10	Work Commitments:	6
2.11	Governmental Permits:	7
2.12	Protection from Liens:	7
ARTICLE III – ROYALTIES		7
3.1	Production Royalties:	7
3.2	Annual Advance Minimum Royalty:	8
3.3	Signature Bonus:	8
3.4	[Intentionally Left Blank]	9
3.5	Payments; Where Made:	9
3.6	Audits; Objections to Payments:	9
3.7	Records:	10
ARTICLE IV – DEFAULT		10
4.1	Default:	10
4.2	Consequences of Default:	11
ARTICLE V – TERM; TERMINATION		11
5.1	Term of Agreement:	11
5.2	Access for Reclamation:	11
5.3	Termination by DCLLC:	12
5.4	Termination by Calista:	12
5.5	Rights and Duties Following Termination:	12
ARTICLE VI – TITLE TO THE PROPERTY		13
6.1	Calista’s Title Representations and Warranties:	13
6.2	Title to After-Acquired and Additional Interests:	13
6.3	Examination of Title:	13
6.4	Defect in Title; Right to Cure:	14
6.5	Lesser Interest; Right of Offset; Third Party Claims:	14
6.6	[Intentionally Left Blank]	15
6.7	[Intentionally Left Blank]	15
ARTICLE VII – GENERAL PROVISIONS		16
7.1	Other Business Opportunities:	16
7.2	Confidentiality:	16

I

7.3	Assignment, Designation of Sole Representative:	17
7.4	Memorandum for Recording:	17
7.5	Laws and Regulations; Severability; and Force Majeure:	17
7.6	Shareholder Hiring Preference:	18
7.7	Bidder’s Preference Reserved to Calista	18
7.8	Advisory Committee:	19
7.9	Scholarships:	20
7.10	Calista’s Right to Acquire Operating Interest:	20
7.11	Calista’s In Kind Contribution:	20
7.12	Notice:	20
7.13	No Implied Covenants:	21
7.14	Attorneys’ Fees:	21
7.15	Entire Agreement:	21
7.16	Title Headings:	22
7.17	Further Instruments:	22
7.18	Binding Effect:	22
7.19	Purchase of Portions of Property Which Are Subject to Possible Releases of Hazardous Substances	22
ARTICLE VIII – DEFINITIONS		24
ARTICLE IX – PROCESSING OUTSIDE MINERALS ON THE PROPERTY		27
9.1	Outside Minerals	27
9.2	Milling	27
9.3	Milling Outside Minerals in a Mill Located on the Property	27
9.4	Disposal of Resulting Tailings and Waste Rock	28
9.5	Processing Fee	28
9.6	This Provision Shall Survive Sale of the Additional Surface Lands	28

*           EXHIBIT A – THE PROPERTY
*           EXHIBIT B – NET CASH FLOW
*           EXHIBIT C – NET PROCEEDS

II

EXPLORATION AND LODE MINING LEASE

THIS MINING LEASE is made and entered into as of this 11th day of January, 1996, and effective May 1, 1995, by and between CALISTA CORPORATION, an Alaskan corporation whose address is 601 West 5th Avenue, Suite 200, Anchorage, Alaska 99501 (hereinafter referred to as “Calista”) and Donlin Creek LLC., a Delaware limited liability corporation, whose address is 4720 Business Park Blvd., Suite G-25, Anchorage, Alaska 99518 (hereinafter referred to as “DCLLC”).#

WITNESSETH

For and in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I – LEASE

1.1           Grant of Lease:

(a)            Calista hereby grants, leases, lets and demises unto DCLLC, its successors and assigns, the Property together with all mines, ores, minerals and mineral deposits of every kind and character whatsoever, in or under the Property; all veins and lodes now owned or hereafter acquired by Calista extending from or into or contained in the Property; and all other rights, privileges, and easements thereto incident or appurtenant, together with any rights to the Property to which Calista may become entitled during the Term hereof, for the purpose and with the sole and exclusive right and privilege during the term of this Agreement, of exploring for, developing, mining, treating, shipping, and otherwise exploiting and disposing of any and all Valuable minerals.

(b)            Calista further grants to DCLLC the sole and exclusive right and privilege to do any and all reasonable things which DCLLC may deem necessary or desirable to accomplish any and all of the purposes and rights set forth in or contemplated by this Agreement, including, without limitation, the sole and exclusive right and privilege:

(i)            to enter upon the Property for purposes of surveying, exploring for, prospecting for, sampling, drilling, developing, mining (whether by underground, strip, open pit, solution mining or other methods), stockpiling, removing, shipping, transporting, or processing, either Valuable Minerals or mineral-bearing ores and materials mined or extracted and removed from the Property.

(ii)           to construct, use, maintain, repair, replace and relocate buildings, roads, tunnels, railroad corridors and load out facilities, ore conveyors, leach pads, leachate collection systems, tailing ponds, waste dumps, ditches, pipelines, power and communication lines, structures, mills, processing facilities, utilities and other improvements and facilities reasonably required by DCLLC for the full enjoyment of the Property for the purposes set forth in Section 1.1(b)(i) above and otherwise set forth in this Agreement;

#        The original Exploration and Lode Mining Lease effective May 1, 1995 was entered into between Calista and Placer Dome U.S. Inc.. All rights and obligations of the lessee under the lease were assigned to DCLLC with the consent of Calista pursuant to the Consent to Assignment dated January 16, 2009.

(iii)          to use so much of the Property and the surface and subsurface thereof (to the extent Calista may lawfully convey this right) as DCLLC may consider necessary, convenient or suitable for any such purposes, including, without limitation, the storage, stockpiling and/or permanent disposal of ore, broken rock, mine or other development, production or other operations for the purposes set forth in Section 1.1(b)(i) above and otherwise set forth in or contemplated by this Agreement;

(iv)          to use, destroy, or cave so much of the surface (to the extent Calista may lawfully convey this right) and subsurface of the Property as may be reasonably necessary, convenient, suitable for or incidental to any of the rights and privileges of DCLLC hereunder or otherwise reasonably necessary or convenient for the purposes set forth in this Agreement;

(v)           to use all easements and rights-of-way for ingress and egress to and from the Property to which Calista may be entitled;

(vi)          to appropriate and use, consistent with applicable laws of Alaska and to the extent Calista may lawfully do so, any surface and underground water or water rights now existing or subsequently discovered or developed on or appurtenant to the Property; and

(vii)         to exercise all other rights which are incidental to any or all of the rights specified, mentioned, or referred to herein.

(c)           DCLLC shall not explore for, develop, use or sell Common Variety Minerals except as permitted by this subparagraph (c) and nothing in this Agreement shall be construed to permit DCLLC to explore for, develop or mine Common Variety Minerals as a separate Valuable Mineral or material.

(i)            DCLLC may use, without charge, any Common Variety Minerals, located anywhere on the Property, in connection with its exploration, development, mining, treating, shipping or other exploration or disposition of Valuable Minerals on the Property.

(ii)           DCLLC may not under the terms of this Agreement, use any Common Variety Minerals, located anywhere on the Property, for the exploration, development, mining, treating, shipping or other exploration or disposition of Valuable Minerals located on lands not included within the Property.

1.2           Lode Placer Relationship:

Lyman Resources has the right to mine Placer Deposits, but not Bedrock except as provided below, on the subject Property. The terms of the placer lease between Calista and Lyman Resources permits Lyman Resources to conduct mining operations on the Property to a depth no greater than sixty (60) feet and to a Bedrock depth of six (6) feet, but only to the extent necessary to recover Placer Gold which has been physically transported or washed into fractures in the Bedrock.

DCLLC, shall not prevent or interfere with the conduct of Lyman Resources’ evaluation, exploration, development, and/or production activities except in the specific case of a conflict between Lyman Resources’ placer mining operations and a Consumptive Activity. In such a case, DCLLC’s operations will have the priority to operate. Prior to undertaking Consumptive Activity, DCLLC must provide Lyman Resources written notice at least two years in advance of any Consumptive Activity. In the event that a two year notice is not made to Lyman Resources prior to a Consumptive Activity, DCLLC shall stockpile the Placer Gold bearing gravel in an accessible location and/or compensate Lyman Resources for the Net Value of the portion of the Placer Deposit for which such stockpiling is not possible. Calista shall determine the portion of the Placer Deposit for which stockpiling is not possible and the Net Value of that material. Calista will consider all available information regarding Placer Gold grades and operating costs submitted by Lyman Resources and DCLLC. Calista will not however be required to collect data regarding grade or costs at its own expense. All estimations and determinations to be made by Calista pursuant to this section shall be made in accordance with sound geologic, engineering and accounting principles customarily applied in the mining industry. In the event of any dispute between Calista and/or Lyman Resources and DCLLC as to the value of or costs of extracting the Placer Gold as provided above, the parties agree to submit the dispute to arbitration with the American Arbitration Association subject to the rules governing Commercial Arbitration.

Calista agrees that it shall endeavor to obtain the agreement of Lyman Resources to the provisions contained in this section; [***].

ARTICLE II – DCLLC OPERATION

2.1           Conduct of Operations:

DCLLC shall have exclusive control of all operations on or for the benefit of the Property, and of any and all equipment, supplies, machinery, structures, fixtures, improvements and other assets purchased or otherwise acquired or under its control in connection with such operations. DCLLC may carry out such operations on the Property as it may, in its sole discretion, determine to be warranted. All of the work which may be performed by DCLLC hereunder shall be performed in a good and workmanlike manner and in accordance with sound mining and engineering practices, but the timing, nature, manner and extent of any exploration, development, mining or processing operation shall be within the sole discretion of DCLLC, and there shall be no implied covenant to begin or continue any such operation. DCLLC shall comply with all laws, rules and regulations of federal, state and municipal authorities pertaining to any operation or activities hereunder. If DCLLC at any time, and from time to time after commencing operations, desires to shut down, suspend or cease operations for any reason, it shall have the right to do so, provided, however, that it shall well and truly meet its obligations to make the payments provided for in Section 3.2 when due and to perform the work commitments specified in Section 2.10. DCLLC may use and employ such methods of mining as it may desire or find most profitable. DCLLC shall not be required to mine, preserve, or protect in its mining operations any ores, leachates, precipitates, concentrates or other products containing Valuable Minerals which, under good mining practices, cannot be mined or shipped at a reasonable profit. Any decision as to the time, manner and form in which ores or other products containing Valuable Minerals are to be sold shall be made by DCLLC in its sole discretion.

2.2           Ore Processing:

All determinations with respect to: (a) whether ore will be beneficiated, processed or milled by DCLLC or sole in a raw state, (b) the methods of beneficiating, processing, or milling any such ore, (c) the constituents to be recovered therefrom, and (d) the purchasers to whom any ore, minerals or mineral substances may be sold, shall be made by DCLLC in its sole discretion.

2.3           Ore Samples:

The mineral content of all ore mined and removed or processed from the Property (excluding ore leached in place) and the quantities of constituents recovered by DCLLC shall be determined by DCLLC, or with respect to such ore which is sold, by the mill or smelter to which the ore is sold, in accordance with standard sampling and analysis procedures, and shall be a weighted average based on the total amount of ore from the Property crushed and sampled, or the constituents recovered, during an entire calendar quarter. Upon reasonable advance notice to DCLLC, Calista shall have the right to have representatives present at the time samples are taken, and to take samples for its own use and analysis, for the purpose of confirming that the sampling and analysis procedure is standard and acceptable according to accepted engineering practices.

2.4           Commingling of Ores:

DCLLC shall have the right to Commingle Valuable Minerals with ores or materials derived from other lands or properties, provided the commingling is accomplished only after such material has been fairly and accurately weighed or measured and sampled for moisture and mineral content. An accurate record of the weight or volume, along with the results of the sampling of such Valuable Minerals and ores or materials derived from other lands or properties which are so Commingled, shall be kept for a period of six years and made available to Calista at all reasonable times.

2.5           Waste, Rock, Spoil, and Tailings:

The ore, mine waters, leachates, pregnant liquors, pregnant slurries, and other products or compounds of metals or minerals mined from the Property shall be the property of DCLLC, subject to the Production Royalty as provided herein. DCLLC shall not be liable for Valuable Minerals lost in mining or processing if such mining or processing is consistent with sound mining and metallurgical engineering practices. The Production Royalty provided for herein shall be payable only on metals, ores, or minerals recovered prior to the time waste rock, spoil, tailing, or other mine waste and residue are first disposed of as such, and such waste and residue shall be the sole property of DCLLC during the Term of this Agreement. [***].

2.6           Taxes:

During the term of this Agreement, Calista shall pay when due all general ad valorem taxes and assessments assessed against the Property, and all other lawful public taxes and assessments, whether general, specific or otherwise, assessed and levied upon or against the Property, provided that DCLLC shall pay when due those taxes assessed and levied upon any minerals produced by DCLLC, or attributable to DCLLC’s operations hereunder, or upon or against the Property and any Equipment, facilities or improvements located upon the Property by or at the direction of DCLLC. Neither party shall be responsible for any income taxes or taxes imposed upon the other by reason of receipt of Production Royalty or production hereunder. Notwithstanding the foregoing, DCLLC and Calista shall each have the right to contest in the courts or otherwise the validity or amount of any taxes or assessment levied or assessed upon or against either of them, the Property or Valuable Minerals hereunder if either deems the same to be unlawful, unjust, unequal or excessive, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment, or equalization before that party shall be required to pay the same. Neither Calista nor DCLLC shall permit or suffer the Property or any part thereof, or any Valuable Minerals mined thereon, to be sold at any time for such taxes or assessments.

2.7           Indemnity:

DCLLC agrees to defend and hold Calista and TKC harmless and fully indemnify them against any and all claims or demands which may be made upon them or against the Property, for, or on account of, any debt, expense or liability contracted or incurred by DCLLC in conducting its activities pursuant to this Agreement, including any liability imposed on Calista or TKC at any time under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (“CERCLA”) or any other state or federal environmental statute which arises out of DCLLC use or occupation of the Property, as well as against any and all acts, transactions, and omissions of DCLLC, its agents or servants, in conducting its activities pursuant to this Agreement, and DCLLC will defend and save Calista and TKC harmless and fully indemnify them as to any liability, for or on account of injury or death of any person or damage to any property sustained during the Term of this Agreement, resulting from any such act or omission of DCLLC, its agents or servants; provided, however, that DCLLC shall not be liable hereunder to Calista or TKC for any claims or demands resulting from any acts or omissions of Calista or TKC agents or employees, or for any liability under CERCLA arising out of or in any way connected with Calista’s or TKC’s historic, present, or future use or occupation of the Property, and Calista agrees to hold DCLLC harmless and indemnify DCLLC from any such liability arising from acts or omissions of Calista but not from acts or omissions of TKC.

2.8           Insurance:

DCLLC will carry or cause to be carried Workers’ Compensation insurance or provide for workers’ compensation insurance coverage through self-insurance as permitted or required by law. DCLLC shall carry comprehensive general liability insurance with bodily injury and property damage limits of not less than [***] per person and [***] per occurrence. Such general liability insurance, or self-insurance at DCLLC’s option, shall name Calista and TKC as an additional insured, but only as respects its liability which arises out of the operations of DCLLC under this Agreement. Each year upon the anniversary date of this Agreement, DCLLC shall provide Calista with a certificate of insurance or other evidence reasonably satisfactory to Calista showing DCLLC’s compliance with this Section 2.8.

2.9           Inspection:

Calista and its authorized agents, at Calista’s risk and expense, shall have the right, exercisable at a mutually convenient time, and in a reasonable manner conforming to DCLLC’s safety rules and regulations and so as not to interfere with DCLLC’s operations, to go upon the Property for the purpose of confirming that DCLLC is conducting its operations in the manner required by this Agreement. Calista shall furnish DCLLC with prior written notice of the time and place of any inspection by Calista pursuant to this Section. Calista shall hold DCLLC harmless from all claims for damages arising out of any death, personal injury or property damage sustained by Calista, its agents or employees, while in or upon the Property, whether or not Calista, its agents or employees, are in or upon the Property pursuant to this Section, which death, injury or damage does not result from DCLLC’s negligence or willful misconduct.

2.10         Work Commitments:

Subject to its right of termination and other provisions of this Agreement, DCLLC shall complete work commitments for the benefit of the Property relating to exploration and development as follows (All references in this Agreement to money shall refer to U.S. Dollars.):

From the effective date of this Agreement to the first Anniversary Date:	[***]
From the first Anniversary Date to the second Anniversary Date:	[***]
From the second Anniversary Date to the third Anniversary Date:	[***]
From the third Anniversary Date to the fourth Anniversary Date:	[***]
Total:	[***]

Any amounts expended by DCLLC in excess of required expenditures during the first four (4) years of this Agreement may be carried forward toward satisfaction of subsequent expenditure requirements during the first four years of this Agreement. After DCLLC has completed [***] expenditures on the Property, it shall have a maximum grace period of two years without obligation to perform additional work commitments, whereafter it shall spend a minimum of [***] per annum to maintain this Agreement in effect. If, however, DCLLC completes a feasibility study and presents it to Calista, DCLLC shall have no further work obligations for a subsequent period of four years other than those required by compliance with applicable governmental rules and regulations. After this four year period, or in the event that DCLLC should assign its rights under the lease to an unaffiliated third party, whichever is the sooner, then work commitments shall resume at a level of [***] per annum, with a carry forward of any excess of expenditure over the annual commitment for a period of one year only. In determining the amount expended for work commitments, there shall be included in the cost to DCLLC the signature bonus, all labor, supervision, payroll taxes and charges, engineering, research, supplies, equipment, contract services, permitting, taxes, legal fees, transportation, housing, and accounting. DCLLC will provide Calista with an accounting of its work commitment expenditures within 60 days of each Anniversary date. If DCLLC shall fail to satisfy the annual work commitment required by this Section 2.10, Calista may declare DCLLC in default in accordance with Section 4.1 below; provided, however, that if DCLLC elects to cure such default it may do so by paying to Calista the difference between the amount of work commitment required by this Section 2.10 and the amount DCLLC actually expended during the year (including any amount available to DCLLC as a credit from the previous year’s work commitment).

2.11         Governmental Permits:

Calista hereby grants DCLLC the right and authority to apply, in DCLLC’s name, for all necessary permits, licenses and other approvals from the United States of America or from the State of Alaska, [***] provided however, that this Agreement shall not require Calista to expend any funds of its own unless it elects to do so.

2.12         Protection from Liens:

DCLLC shall pay all expenses incurred by it in its operations on the Property, and any liens placed upon the Property arising from any action of DCLLC shall be resolved and removed by DCLLC without delay. However, DCLLC shall not be required to remove any such lien as long as DCLLC is actively contesting in good filth the validity or amount thereof. Nothing in this Section 2.12 shall prohibit DCLLC from mortgaging or otherwise granting a security interest in any of its rights or interests hereunder; provided, however, the rights of Calista shall not be subordinated to any rights of such mortgagee or secured party.

ARTICLE III – ROYALTIES

3.1           Production Royalties:

(a)           A Net Smelter Return production royalty (“Production Royalty”) of one and one half percent (1.5%) of Net Smelter Returns shall be paid to Calista from the commencement of commercial production for a period of five (5) years or until Payback occurs whichever is the shorter. Thereafter, the Production Royalty shall be four and one half percent (4.5%) of Net Smelter Returns.

Calista may elect to take in kind or separately dispose of its Production Royalty on thirty (30) days advance notice to DCLLC and by the establishment of a separate account at the refiner. Any extra expenditure incurred by reason of taking in kind or separate disposition by Calista of its Production Royalty shall be individually borne by Calista. Calista shall be required to establish, all at its sole risk and expense, the separate account and procedures which may be necessary to receive, store and dispose of its Production Royalty at the rate it is produced. In the event Calista shall fail or refuse to make the arrangements necessary to take in kind or separately dispose of its Production Royalty, DCLLC will pay Calista any Production Royalty due Calista according to the procedure set forth in Article III of this Agreement.

(b)           Net Proceeds Royalty: In addition to the Production Royalty set forth in subsection (a) above, DCLLC shall pay to Calista a net proceeds royalty (“Net Proceeds Royalty”) equal to eight percent (8%) of the Net Proceeds realized by DCLLC during each calendar quarter as calculated in accordance with Exhibit C hereto. The Net Proceeds Royalty shall be paid pursuant to the provisions of Section 3.4(b).

3.2           Annual Advance Minimum Royalty:

During the Term of this Agreement, unless DCLLC shall terminate this Agreement on or before any given Anniversary Date of this Agreement, DCLLC shall pay to Calista an Advance Minimum Royalty (“AMR”) on or before each of the dates indicated below, according to the following schedule:

Advance Minimum Royalties
On execution of this Agreement	[***]
May 1, 1996	[***]
May 1 of each of the years 1997 to 2009 inclusive	[***]
March 10, 2010	[***]
May 1, 2010	[***]
May 1, 2011	[***]
May 1, 2012	[***]
May 1, 2013	[***]
May 1, 2014	[***]
May 1 of each of the years 2015 to 2024 inclusive	[***]
May 1 of each of the years 2025 to 2030 inclusive	[***]

All sums paid to Calista as AMR (including all amounts of AMR paid by NovaGold Alaska, BGUS and DCLLC prior to the date of this Amendment) shall be recoverable as a credit against the Production Royalty reserved herein, [***].

3.3           Signature Bonus:

In acknowledgment of receipt of a signed letter agreement preparatory to execution of this lease agreement, DCLLC has paid to Calista the sum of [***], which amount shall be considered an expense for purposes of computing DCLLC’s annual work commitment as provided in Section 2.10 herein.

3.4

(a)            Payment of Production Royalty:

Production Royalty payments shall be paid by DCLLC to Calista on a quarterly basis, and shall be given to Calista on or before 45 days following the quarterly period during which DCLLC shall have received payment for Valuable Minerals sold by DCLLC. Production Royalties shall accrue to Calista’s account upon final payment by the smelter, refinery or other ore buyer to DCLLC for the Valuable Minerals sold and for which the Production Royalty is payable, or upon the crediting of the Valuable minerals to DCLLC’s account. All Annual Advance Royalty and Production Royalty payments shall be made in accordance with Section 3.5. All Production Royalty payments shall be accompanied by a statement and settlement sheet showing the quantities and grades of Valuable Minerals mined and sold from the Property, the proceeds of sale, costs, assays and analyses, and other pertinent information in sufficient detail to explain the calculation of the Production Royalty payment.

(b)            Payment of Net Proceeds Royalty:

The Net Proceeds Royalty shall be payable by DCLLC to Calista quarterly within 45 days after the end of each calendar quarter commencing with the calendar quarter in which Net Proceeds are first realized by DCLLC. Each such payment shall be accompanied by a calculation of the Net Proceeds and Net Proceeds Royalty payable for such calendar quarter. All quarterly payments of the Net Proceeds Royalty to Calista shall be subject to adjustment, if required, at the end of each calendar year.

3.5           Payments; Where Made:

Calista shall designate an account with [***], for purposes of receiving all payments hereunder. All such payments shall be wire transferred or mailed to the Bank at such address, or to such other single depository bank or savings institution as Calista, its successors or assigns, may designate from time to time in writing. The date of such wire transfer or posting in the U.S. mail shall be the date of such payment. Payments by DCLLC to the bank or to such other designated bank or savings institution in accordance herewith shall discharge fully DCLLC’s obligation with respect to such payment, and DCLLC shall have no duty to apportion or allocate any payment due to Calista, or to its successors and assigns.

3.6            Audits; Objections to Payments:

Calista, at its sole election and expense, shall have the right to procure, not more frequently than once annually following the close of each calendar year, an audit of DCLLC’s accounts relating to (i) payment of the Production Royalty and Net Proceeds Royalty hereunder and (ii) performance of work commitments required under Section 2.10, by any authorized representative of Calista; provided, however, until such time, if ever, as DCLLC activities first generate Net Proceeds, DCLLC shall within 90 days following the end of each calendar year furnish to Calista a statement of Receipts and Disbursements for the preceding calendar year and such audit rights shall apply to Receipts received and Disbursements incurred in such calendar year, provided further, that the first such statement shall include all Receipts and Disbursements since May 1, 1995, the effective date of this Agreement. Any such audit shall be for a reasonable length of time during regular business hours, at a mutually convenient time, upon reasonable notice by Calista. All royalty payments made and, as applicable, statements of Receipts and Disbursements in any calendar year shall be considered final and in full accord and satisfaction of all obligations of DCLLC with respect thereto, unless Calista gives written notice describing and setting forth a specific objection to the calculation thereof within eighteen (18) months following the close of that calendar year. DCLLC shall account for any agreed upon deficit or excess in royalty payments made to Calista or, as applicable, statement of Receipts and Disbursements, by adjusting the next quarterly statement and payment following completion of such audit to account for such deficit or excess.

3.7           Records:

DCLLC shall keep and maintain detailed records of its operations on the Property, including mining and production records, and details as to the quantities of Valuable Minerals recovered, the amount of Net Smelter Returns, and such financial and accounting records as are necessary to determine the Net Proceeds realized by DCLLC during each calendar quarter.

ARTICLE IV – DEFAULT

4.1           Default:

If any party fails in the performance of any material obligation under this Agreement (for purposes of this Article IV called the “defaulting party”), the other party shall serve upon the defaulting party written notice of default, describing the default with specificity. If the default is failure to make any payment when due under this Agreement, the defaulting party shall have thirty (30) days after receipt of notice, to cure the default. If the default is for breach of any obligation other than the payment of money, the defaulting party shall have sixty (60) days to cure the default, or if the default reasonably cannot be cured within 60 days, the defaulting party shall commence to cure the default within 60 days and shall thereafter continue diligently to cure the default.

If the defaulting party disputes that it is in default with respect to all or part of the breaches set forth in the notice by the non defaulting party, the defaulting party shall cure and/or commence curing all matters for which it is in default and for which it does not dispute the claim of default (if the default is payment of money, the defaulting party shall pay all amounts it does not dispute that it owes). For those matters which the defaulting party disputes, the defaulting party shall commence suit for a declaratory judgment or such other relief as is appropriate within ninety (90) days in the courts of the State of Alaska, Third Judicial District or a U.S. District Court for the District of Alaska, and the defaulting party shall not be deemed in default unless and until there has been a final non-appealable judgment entered in writing by such court; in the event of such judgment, the defaulting party shall have a period of thirty (30) days after such entry of judgment in which to cure the default so adjudged, or, in the event such default cannot be cured within such thirty (30) day period, the defaulting party shall commence to cure within such time and shall continue to diligently pursue such cure, failing which this Agreement shall terminate pursuant to Section 4.2 below. If the defaulting party does not commence suit within 90 days of its receipt of notice, the defaulting party shall be conclusively presumed not to dispute the claim of default.

4.2           Consequences of Default:

If either party is in material default under Section 4.1 above, the non-defaulting party shall have the right to terminate this Agreement pursuant to Sections 5.3 and 5.4 hereof. If after notice and opportunity to cure as provided for therein, DCLLC would otherwise be deemed to be in default under Section 4.1 above for failure to make any Annual Advance Royalty payment under Section 3.2 above, then such non-payment shall not constitute a default, but shall instead be deemed a termination of this Agreement by DCLLC pursuant to Section 5.3 below, effective as of the scheduled due date of such payment. Termination of this Agreement by default shall be without prejudice to any other remedies available to the non-defaulting party.

ARTICLE V – TERM; TERMINATION

5.1           Term of Agreement:

This Agreement shall remain in effect until April 30, 2031 and shall continue on a year-to-year basis thereafter so long as either (a) Mining or Processing Operations are carried out on or with respect to the Property in good faith on a continuous basis in such year; or (b) DCLLC pays to Calista an AMR of $3,000,000 in and for such year (the “Term”). Any AMR paid by DCLLC to Calista under this Section 5.1 shall be recoverable as a credit against the NSR reserved herein in accordance with the provisions of Section 3.2 hereof. The amount of the $3,000,000 AMR payable under this Section 5.1 shall adjusted on January 1 of each year beginning January 1, 2011 for any increase or decrease in the Consumer Price Index for Urban Wage Earners and Clerical Workers published by the United States Department of Labor, Bureau of Labor Statistics, entitled “All Items” and applicable to Anchorage, Alaska, using 2010 as the base year for such adjustments.

5.2           Access for Reclamation:

(a)            DCLLC shall reclaim the surface of the Property disturbed by DCLLC to a stable condition and in accordance with all State of Alaska and Federal reclamation laws, rules, and regulations as they are developed whether applicable to Calista owned lands or not.

(b)            Calista shall be accorded by DCLLC a full right to review and comment upon the reclamation plan to be prepared by DCLLC, and DCLLC shall consult with and consider Calista’s views in relation to such activities prior to such plan being submitted to State of Alaska and Federal regulatory authorities. The foregoing does not preclude Calista’s comments to such agencies.

(c)            Upon the expiration or sooner termination of this Agreement, DCLLC shall have, for a period of three (3) years after such expiration or termination or so long thereafter as may be required by any governmental authority, the cost-free, non-exclusive right of ingress and egress to and from and across the Property and the use of the Property for the purposes of reclaiming any disturbances of the Property and other lands in the vicinity of the Property caused by DCLLC’s operations thereon.

(d)            Notwithstanding any provisions of this Agreement to the contrary, DCLLC assumes no responsibility or obligation to reclaim or otherwise cure disturbances of the Property made before May 1, 1995, provided however, that DCLLC agrees to be responsible for such antecedent disturbances to the extent such disturbed lands are re-disturbed by DCLLC during its operations hereunder.

5.3           Termination by DCLLC:

DCLLC shall have the right to terminate, surrender and relinquish this Agreement, either in its entirety, or in part as to any portion of the Property, at any time by giving Calista thirty (30) days’ advance written notice of its intention, specifying the portion or portions of the Property as to which this Agreement is terminated, and this Agreement shall terminate as to that portion or portions specified in the notice. In the event such written notice is received by Calista after March 15th, then DCLLC shall pay Calista the Annual AMR payment due. In the event DCLLC shall terminate this Agreement, upon such termination all rights and interests of DCLLC under this Agreement shall terminate as to the portion or portions of the Property to which such termination applies, and subject to Sections 2.5 and 5.5 of this Agreement, and subject to any payments due to Calista pursuant to Section 3.1 of this Agreement, DCLLC shall not be required to perform any further obligations under this Agreement. In the event DCLLC shall terminate this Agreement in part, this Agreement shall remain in full force and effect except with respect to that portion or portions of the Property as to which this Agreement is terminated, provided that such partial termination shall not reduce any Annual AMR payable under Section 3.2.

5.4           Termination by Calista:

Should DCLLC be in default of any of its material obligations under this Agreement, and failed to cure its default or seek judicial resolution as determined and provided for in Section 4.1 hereof, then Calista may, at its election, terminate this Agreement by giving notice of such intention to DCLLC, and, upon DCLLC’s receipt of such notice, this Agreement shall be conclusively deemed terminated provided however that such termination shall be without prejudice to any other remedies Calista may have.

5.5           Rights and Duties Following Termination:

In the event of termination of this Agreement, DCLLC agrees, subject to Section 5.2 above, to surrender quietly and peaceably that portion or portions of Property as to which this Agreement is terminated. Within sixty (60) days after such termination, at Calista’s request, DCLLC agrees to execute a recordable release, assignment, or deed quitclaiming the property to Calista. After termination of this Agreement DCLLC shall reclaim the Property in accordance with any plan of reclamation required by a governmental entity and in conformity with good mining practices. All buildings, mining structures, and equipment left on the Property shall be placed in a safe condition.

For a period of three years after the effective date of termination, DCLLC shall have the right to remove its Equipment. DCLLC will, at the request of Calista, leave any permanent structures constructed on the Property for the use and benefit of Calista, except as to any of such structures for which DCLLC has a definite and immediate need elsewhere in its organization. However, any permanent housing or crew quarters shall be left on the Property for the use and benefit of Calista at Calista’s request. The parties expressly agree that a default by DCLLC under this Agreement shall not result in the forfeiture of the Equipment to Calista. If DCLLC is delayed by snowdrifts, washouts, inclement weather, or other climatic condition from completing removal of the Equipment within such three-year period, then the time shall be extended by a reasonable period as required by DCLLC. All Equipment not removed prior to the expiration of such period shall become and remain the sole property of Calista. Within 60 days after termination of this Agreement as to some or all of the Property, upon Calista’s written request DCLLC shall make available to Calista all non-interpretive geological information including but not limited to metallurgical; geological, geophysical, geochemical, milling data, survey notes, maps and reports as DCLLC may then have available concerning the portion or portions of the Property as to which this Agreement is terminated which Calista may have copied or reproduced at its sole expense. DCLLC expressly disclaims any and all representations and warranties whatsoever with respect to the accuracy, reliability or suitability of such information for any purpose, and Calista shall comply with the provisions of Section 7.2 below with respect to such information as may be provided under this Section 5.5, if such termination applies to less than all of the Property then remaining subject to this Agreement.

ARTICLE VI – TITLE TO THE PROPERTY

6.1           Calista’s Title Representations and Warranties:

Calista warrants and will forever defend the title of DCLLC, its successors and assigns, in the Property against all claims and demands of any entity, person or persons whatsoever. If there are any existing liens, encumbrances or other burdens on production, Calista shall discharge said liens, encumbrances or other burdens on production, and shall indemnify and hold DCLLC harmless from the same.

6.2           Title to After-Acquired and Additional Interests:

This Agreement applies and extends to any further or additional right, title, interest or estate heretofore or hereafter acquired by Calista in or to the Property or any part thereof.

6.3           Examination of Title:

Upon execution and delivery of this Agreement by Calista, Calista shall deliver to DCLLC copies of the documents under which title to the Property was transferred to Calista. DCLLC shall have 120 days from the effective date thereof to examine Calista’s title to the Property.

6.4           Defect in Title; Right to Cure:

If DCLLC, in its sole discretion, determines at any time within that 120-day period provided for in Section 6.3 that Calista’s title is defective or uncertain, DCLLC may terminate this Agreement upon written notice to Calista of such defect or uncertainty and, upon receipt of such notice by Calista, this Agreement shall be deemed terminated. Without prejudice to its rights of termination hereunder, at any time while this Agreement is in effect, DCLLC may, at its expense, initiate and prosecute any such action as may be necessary or desirable in the opinion of DCLLC to cure, remove, or correct title defects, recording of the Property, or other circumstances which violate Calista’s title to the Property, which renders Calista’s title to the Property in the reasonable judgment of DCLLC, either not good or not safe for mining purposes, or which would prevent or hinder the leasing of Calista’s rights in the Property to DCLLC. Such action may include, but shall not be limited to, initiating or prosecuting in its name or in Calista’s name, or both, proceedings to obtain possession of, or to quiet title to, the Property, or any portion thereof, provided that DCLLC shall only take such action after consultation with Calista. Calista shall cooperate with DCLLC and shall execute all documents and take such actions as DCLLC may reasonably request in connection with such action. DCLLC, at its option, may pay and discharge any taxes, mortgages or other liens existing, levied or assessed on or against the Property, or may be subrogated to the right of any holder or holders thereof. All reasonable expenses and costs incurred by DCLLC in initiating and prosecuting such actions including reasonable attorneys fees shall be credited against Production Royalty payments becoming due to Calista, or by enforcement of subrogated rights against Calista in any court of competent jurisdiction.

6.5           Lesser Interest; Right of Offset; Third Party Claims:

(a)            If Calista fails to satisfy and discharge any Encumbrance chargeable solely or in part to Calista on the Property, or suffers or permits any Encumbrance to be imposed upon the Property, or fails to diligently contest the validity or amount of such Encumbrance, DCLLC at its option may, but shall not be obligated to, pay for and discharge any Encumbrance and set off any such payment by withholding and retaining from Production Royalty payments due Calista any amounts so paid by DCLLC, without prejudice to any right of Calista to recover from DCLLC or against the Property the amount of such payment in any manner or by any remedy whatsoever, and DCLLC shall have all the rights and remedies against Calista which the mortgagor, lienor or creditor had immediately prior to the time of such payment. Upon the request of DCLLC, Calista shall promptly make, execute, acknowledge and deliver to DCLLC any and all instruments (in form and substance satisfactory to DCLLC) that DCLLC in its sole judgment may deem necessary or desirable to fully effectuate the provisions of this Section 6.5.

(b)            If it appears that any person or entity not a party hereto may have a claim of ownership in the Property or a claim to share in the production of Valuable Minerals produced from the Property (an “Adverse Claim”), DCLLC at its sole discretion, after written notice to Calista, may suspend its obligation to make payments as provided herein, and in lieu thereof, may deposit in an interest bearing account payments equivalent to payments which may otherwise become due to Calista. Such deposit or deposits shall remain in such interest-bearing account until the claim or controversy is resolved or settled by final court decision, by arbitration, negotiation or otherwise. If DCLLC is required to make any reasonable payments to such persons or entities not a party hereto as a result of, or in settlement of, any such Adverse Claim, either by way of contract, settlement, compromise, final court judgment, or otherwise, DCLLC may recover from or credit against, any payments thereafter becoming due Calista hereunder, the amount of DCLLC’s damages (including reasonable attorney’s fees) resulting from resolution of such Adverse Claim.

(c)            This Section 6.5 shall be deemed cumulative and in addition to, and not in lieu of, any other remedy provided by law or in equity or otherwise provided in this Agreement.

6.6

(a)            The lands listed in Exhibit A, Section 2 include lands that have been selected by Calista, but not yet conveyed to Calista, pursuant to the Alaska Native Claims Settlement Act (ANCSA), 43 USC §1601 et seq. (the “Selected Lands”). The Selected Lands are among those lands subject to the terms of Section 6.2 above. When conveyed to Calista, such Selected Lands shall become Property subject to the terms of this Agreement.

(b)            The United States Bureau of Land Management (BLM) presently holds interim management authority over such Selected Lands pursuant to ANCSA pending their conveyance to Calista, and Calista has no authority to authorize DCLLC to enter upon or use such lands pending their conveyance to Calista. Calista agrees to submit a written consent to the use of any Selected Lands required by DCLLC which is consistent with the uses described in this Agreement and support any request by DCLLC to the BLM to authorize DCLLC to enter upon and use such lands prior to their conveyance to Calista, or to make such request itself. To the extent it has the power to do so, Calista hereby includes the Selected Lands in this Agreement and authorizes DCLLC to occupy and use such lands pursuant to this Agreement.

(c)            Calista makes no title warranties or representations whatsoever to such Selected Lands, other than that, when conveyed to it, it will own such lands as and to the extent conveyed to it pursuant to ANCSA, 43 USC §1601 et seq. (subject to the reservations, exceptions, exclusions, and limitations set forth in said conveyance(s)), free and clear of any liens, encumbrances, or adverse claims of any kind arising by, through, or under Calista but not otherwise. Calista disclaims any warranty or representation that such Selected Lands will eventually be conveyed to Calista.

6.7

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ARTICLE VII – GENERAL PROVISIONS

7.1           Other Business Opportunities:

This Agreement is, and the rights and obligations of the parties are, strictly limited to the Property. Except as expressly provided herein, the parties shall have the free and unrestricted right to independently engage in, and receive the full benefits of, any and all business ventures of any sort whatever without consulting the other or inviting or allowing the other to participate therein. Neither of the parties shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of, any competing venture or ventures outside the Property. The legal doctrines of “corporate opportunity” or “business opportunity” as developed or applied by any court or authority of any jurisdiction and sometimes applied to persons or legal entities occupying a joint venture or other fiduciary status shall not be applied to any other activity, venture, or operation of either party.

7.2           Confidentiality:

(a)            For the term of this Agreement, the parties agree to treat this Agreement and all Information relating to this Agreement as confidential. Such information shall not be disclosed to any other third party except corporations or business entities which control, are controlled by or are under common control with a party hereto, without the prior written agreement of DCLLC or Calista, as the case may be; and in the event of a permitted disclosure of Information to an unrelated third party, such party shall be required to execute an agreement to keep such Information confidential prior to the disclosure thereof. In the event that Calista or DCLLC is required by any law, rule, regulation, or order to disclose to the public any Information, it shall immediately notify the other of such requirement and the terms thereof, together with a copy of such release of Information as may be contemplated, prior to such disclosure. The party receiving such notice shall then have the right to approve such disclosure or to request, prior to disclosure, confidential treatment of any of the information of such terms as it shall, in its sole discretion, determine. The disclosing party shall use its best efforts to comply with such request prior to making the required disclosure of Information.

(b)            Following expiration or termination of this Agreement, Calista may not disclose to others Information provided Calista hereunder, unless such disclosure shall be accompanied by a disclaimer of any representation as to the accuracy or reliability of such Information for any purpose.

7.3           Assignment, Designation of Sole Representative:

(a)            The rights, benefits and obligations of either party hereto may be assigned in whole or in part to persons or entities capable of performing the obligations of the assigning party, and the provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, beneficiaries, successors and assigns. No change or division in the ownership of the Property, or payments hereunder, shall operate to enlarge the obligations or diminish the rights of DCLLC. Prior to the time of any assignment of ownership by either party, notice shall be given of such pending assignment by Assignor to the other party to this Agreement, furnishing in detail the Assignee’s credentials as to mining capabilities and financial ability. No assignment shall be binding unless the assignee acknowledges in writing that it understands its obligations under this Agreement and has met with both parties to this Agreement. No assignment by DCLLC shall be effective without the written consent of Calista, provided that such consent shall not be unreasonably withheld.

(b)            Should this Agreement, or an assignment by either party, involve the division of ownership in the Property or in an interest in this Agreement, the parties involved with the Agreement or assignment will designate a person to be the sole representative of the interests under this Agreement of either “Calista” or “DCLLC”, as the case may be. If this person represents Calista, DCLLC shall be responsible for making all required payments, and for addressing all other required notices and communications, only to this person. If this person represents DCLLC, such persons shall be responsible for the tender of all required payments to Calista and Calista shall be required to communicate only with this person in matters concerning this Agreement.

7.4           Memorandum for Recording:

This Agreement shall not be recorded by Calista without DCLLC’s prior written consent. If requested by either party, the parties agree to execute a written memorandum of even date herewith sufficient to be entitled to be recorded under the laws of Alaska, and which shall recite that all of their right, title, and interest in and to the Property is held subject to this Agreement.

7.5           Laws and Regulations; Severability; and Force Majeure:

This Agreement shall be construed and interpreted in accordance with, and governed and enforced in all respects by, the laws of the State of Alaska. Should any dispute involving this Agreement be litigated, such litigation may be initiated and tried in either the judicial system of the State of Alaska or the Federal Courts of the United States, whichever may be appropriate and available. If any party to this Agreement be an entity other than a real person (such as a partnership, association or corporation), the party shall be required to comply with all Alaska laws concerning the rights of the party to do business and hold an interest in real property in the State of Alaska. In the event any provision of this Agreement is, or the operations contemplated hereby are, found to be inconsistent with, or contrary to, any applicable law, rule, or regulation, the latter shall be deemed to control; and this Agreement shall be regarded as modified accordingly and, as so modified, shall continue in full force and effect.

Except for the obligation to make Annual AMR or NSR payments when due hereunder, the obligations of DCLLC under this Agreement shall be suspended, and it shall not be deemed in default or liable for damages or subject to other remedies while DCLLC is prevented from complying herewith by acts of God, the elements, riots, acts or failures to act on the part of federal or state agencies; inability to obtain necessary governmental approvals, licenses or permits on reasonably acceptable terms (so long as DCLLC diligently proceeds with an appropriate challenge to such terms); inability to secure materials or to obtain access to the Property; strikes; lockouts; damage to, destruction or unavoidable shutdown of, necessary facilities; unavoidable accidents; uncontrollable delays in transportation; or any other force, action or event on account of any eventuality or condition, whether enumerated or not, beyond the reasonable control of DCLLC; provided, however, that settlement of strikes or lockouts shall be entirely within DCLLC’s discretion; and provided, further, that DCLLC shall promptly notify Calista and shall exercise diligence in an effort to remove or overcome the cause of such inability to comply.

7.6           Shareholder Hiring Preference:

DCLLC recognizes that it is in its best interests to hire local persons as employees whenever possible. Therefore, during the term of this Agreement, DCLLC shall use all reasonable efforts to hire shareholders of Calista or members of their families for positions for which they are suitably qualified or experienced and available at the time of proposed hire in connection with DCLLC’s operations on the Property at prevailing market wage and salary rates. To facilitate such hiring, Calista shall designate at the beginning of each calendar year a hiring liaison office which shall assist DCLLC in identifying and hiring qualified and available employees and to which DCLLC shall deliver on or before March 31 of each year a list of employment positions which it anticipates it will need to fill during the coming year. DCLLC shall take reasonable measures to train Calista shareholders and members of their families when DCLLC has advance knowledge of vacant positions.

DCLLC also shall include in all of its agreements with independent contractors relating to operations on the Property a clause requiring such independent contractors to use all reasonable efforts to hire shareholders of Calista and members of their families in accordance with the provisions of this Agreement.

It is not the intention of the parties to create any legal right whatsoever in any individual shareholder or member of their families, or to confer standing upon any shareholder or member of their families to contest any decision made by DCLLC or Calista under this Agreement.

7.7           Bidder’s Preference Reserved to Calista:

On or before March 31 of each year, DCLLC shall deliver to Calista a written notice describing the types of contracts for which or on which DCLLC may be seeking proposals or bids for work on the Property during the next twelve (12) months. In addition, whenever during the term of this Agreement DCLLC seeks proposals for or bids on any contract, for work on or for the Property, DCLLC shall:

(a)            Notify Calista in the same manner as it notifies others from whom it is seeking proposals for bids on such contracts; and

(b)            Invite Calista or its affiliates to submit proposals for or bids on such contract. Any proposal or bid submitted by Calista or its designee shall be accepted if Calista or the affiliate is competent and capable of performing said proposal or bid and if:

(i)            Said proposal or bid is substantially equivalent to or better than (in terms of quality and time of performance) the lowest qualified proposal or bid received by DCLLC which DCLLC otherwise would have accepted; and

(ii)           the cost of said proposal or bid does not exceed by more than five percent (5%) the cost of the lowest qualified proposal or bid received by DCLLC which DCLLC otherwise would have accepted.

DCLLC reserves the right to require a performance bond or guaranty from any designated contractor. DCLLC further reserves the right to perform any and all operations contemplated by this Agreement by itself without seeking any proposals or bids.

DCLLC shall include in all of its agreements with contractors for the performance of activities or operations on the Property a provision concerning bidder’s preference similar to this Section 7.7. Nothing in this Section shall limit DCLLC’s ability to enter contracts with a duration greater than one year provided that the provisions of this Section are complied with at the initiation of the contract.

7.8           Advisory Committee:

Calista and DCLLC will promptly form an Advisory Technical Review Committee (“the Committee”). The Committee shall be composed of four members, two designated by each party, The Committee need not meet more frequently than semi-annually. Either party may request a meeting of the Committee upon fourteen (14) days’ advance written notice. The purpose of the Committee will generally be to advise and consult on all matters concerning DCLLC’s exploration and development plans and the results thereof, to undertake joint field visits, and to plan future field operations. DCLLC shall provide Calista’s Committee representatives copies of such non-interpretive geological, geophysical and geochemical data, assays, drill data, drill core, maps, metallurgical data, surveys and development plans as Calista shall reasonably deem appropriate to ensure a beneficial working relationship. Notwithstanding the views of the Committee, all operational decisions with respect to technical and financial matters shall be made at the sole discretion of DCLLC. With respect to access issues; relationships with other native entities (e.g., corporations, villages, tribal groups, non-profit service providers); claim holders, and cultural issues, Calista will take the lead role and all final decisions on such matters shall require the agreement of both DCLLC and Calista; [***]. A consensus of the Committee shall determine all other issues.

7.9           Scholarships:

During the first five (5) years of this Agreement commencing on the effective date, or until this Agreement is terminated, whichever is sooner, DCLLC shall provide [***] per year during the term of the Agreement for scholarships for Calista students seeking a degree or certificate in some technical field associated with the mining industry. DCLLC will provide mining or exploration related employment and training to at least one scholarship student during the mining season. The parties shall mutually agree upon the recipient(s) of such scholarship. At the end of the 5 year period DCLLC will review and decide upon the scholarships, if any, award and its amount on a yearly basis provided that in each year of the Term commencing with the year starting on May 1, 2009, DCLLC shall provide the amount of [***] per year for scholarships to Calista students, which amount will increase to [***] per year following [***] and to [***] per year following [***]. These scholarships will be focused on skills that will potentially be of use to the mining operations and environmental activities contemplated for the Project and may include commitments to specific individuals over multiple year study programs. These funds are contributed to, and scholarships are awarded by, the Calista Scholarship Fund, a separate entity from Calista. DCLLC and Calista will jointly agree on recommendations to be made to the Calista Scholarship Fund concerning the selection of the recipients of such scholarships.

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7.12         Notice:

Any notice, election, report or other correspondence required or permitted hereunder shall be in writing and (i) delivered personally to the designated officer of the party to whom directed; or (ii) sent by registered or certified United States mail, postage prepaid, return receipt requested; or (iii) sent by telegram, telex, or cablegram, with all necessary charges fully prepaid, confirmation of delivery requested. All such notices shall be addressed to the party to whom directed as follows:

DCLLC:	Donlin Creek LLC 4720 Business Park Blvd., Suite G-25 Anchorage, Alaska 99518 Attn: General Manager

With copy to:
Barrick Gold U.S. Inc. c/o Barrick Gold of North America Inc. 136 East South Temple, Suite 1300 Salt Lake City, Utah 84111 Attn: Regional General Counsel
and a copy to:
NovaGold Resources Alaska, Inc. c/o NovaGold Resources Inc. Suite 2300, 200 Granville Street Vancouver, BC V6C 1S4 Attn: Chief Executive Officer

Calista:	Calista Corporation 301 Calista Court, Suite A Anchorage, Alaska 99518 Attn: Vice President-Land and Natural Resources

Either party may, from time to time, change its address for future notices hereunder by notice in accordance with this Section 7.12. Notices, all other documents, and payments shall be complete and deemed to have been given or made when mailed, or upon personal delivery when delivered personally, or when sent by telegram, telex, or cablegram.

7.13         No Implied Covenants:

Calista understands, and expressly acknowledges and agrees, that no implied covenants, warranties or conditions whatsoever shall be read into or implied by this Agreement relating to the exploration, development, prospecting, mining, or production of Valuable Minerals, or the time therefor, or to any obligation of DCLLC hereunder, or to the measure of diligence thereof.

7.14         Attorneys’ Fees:

In the event that either party brings any action to enforce or interpret this Agreement or which arises out of the negotiations, execution or operations under this Agreement, the prevailing party in any such action shall be entitled to recover its reasonable costs and attorneys’ fees incurred, including any such costs and fees associated with any appeal.

7.15         Entire Agreement:

This Agreement contains all of the representations and agreements between the parties with respect to the Property and the subject matter hereof. This Agreement shall supersede and replace any and all prior representations, negotiations and agreements of the parties, including, without limitation, that certain letter agreement between the parties dated as of April 6, 1995. No modification or waiver of the terms and conditions of this Agreement shall be binding upon either party unless in writing, dated subsequent to the effective date of this Agreement, and executed by an authorized representative of such party. No waiver by any party of a breach of any of the provisions of this Agreement shall be construed as a waiver of any subsequent breach, whether of the same or a different character.

7.16         Title Headings:

The title headings of the respective articles and sections of this Agreement are inserted for convenience only, and shall not be deemed to be a part of this Agreement or considered in construing this Agreement.

7.17         Further Instruments:

The parties hereto agree that they will execute any and all other instruments that may be necessary or required to carry out and effectuate any and all of the provisions of this Agreement.

7.18         Binding Effect:

Subject to Section 7.3 above, this Agreement shall be binding upon, and shall inure to, the benefit of the parties hereto, their heirs, administrators, legal representatives, successors and assigns.

7.19	Purchase of Portions of Property Which Are Subject to Possible Releases of Hazardous Substances.

The parties have agreed to the following additional procedures governing the purchase of portions of the Property from Calista:

(a)            Identification of Portions of Property Subject to Sale and Purchase. DCLLC shall use its best efforts to identify, in consultation with Calista, those portions of the Property to which Calista owns the surface estate and: (A) on which Hazardous Substances or mining or other wastes containing Hazardous Substances will be stored or disposed of; or (B) on which there is a substantial possibility of a release of Hazardous Substances; or (C) on which a release of Hazardous Substances has occurred (“Affected Property”). Such Affected Property shall include, without limitation, any tailings impoundment and associated lands including any watercourse or aquifer draining such tailings impoundment, any lands on which a mill site or beneficiation facility is located and associated lands, and, if appropriate given its chemical characteristics, any waste rock or overburden dump or storage area, and the lands on which any Hazardous Substance is stored, and the portion of the Property on which any release of Hazardous Substances has occurred. Such Affected Property shall be identified prior to the time the use of Hazardous Substances on the Property is initiated, preferably at the time a Feasibility Study is issued, and at any time thereafter when appropriate, including when a release of Hazardous Substances has occurred. DCLLC shall also identify pursuant to this subparagraph lands to which Calista owns only the subsurface interest pursuant to ANCSA, and such lands shall be considered “Affected Lands” fully subject to the further provisions of this Paragraph 7.19, except that the selling price for such lands shall be [***], which the Parties agree represents a fair estimation of the Fair Market Value of such subsurface estate, taking into account (i) the reservation by Calista of a [***] royalty on any minerals produced therefrom, and (ii) that DCLLC has chosen to locate facilities upon such lands.

(b)            Calista may reserve to itself all royalties otherwise payable to Calista under this Agreement on such Affected Property, including on Valuable Minerals originally in place on such Affected Property, and on Valuable Minerals subsequently placed on such Affected Property in any form, including as tailings or waste rock subsequently processed by DCLLC.

(c)            The Parties agree that at the time of conveyance by Calista to DCLLC all such Affected Property is in its natural state, uncontaminated by any release of Hazardous Substances by any person or entity other than DCLLC, except where DCLLC has prior to such conveyance provided to Calista information conclusively establishing otherwise by environmental studies, including without limitation, soil borings, water samples, and other evidence sufficient to reasonably establish the nature of and extent to which Hazardous Substances are present.

(d)            “Put” to DCLLC at Option of Calista. At its sole option, within sixty (60) days of receipt of notice of land identification pursuant to subsection (a) above, Calista may tender to DCLLC for its purchase pursuant to the terms of this subsection 7.19, by way of delivery of quitclaim deeds, the title it possesses to any portion or all of the Affected Property identified pursuant to the procedures set forth in subsection 7.19(a) above that it wishes to convey, and DCLLC shall accept such tender. Upon acceptance of the tender, such Affected Property ceases to be part of the Property for purposes of this Agreement (except as to royalties retained in the Affected Property). DCLLC shall defend, indemnify, and hold harmless Calista from and against any and all claims or liabilities which arise out of or result in any way from activities conducted on such Affected Property after the date of transfer of such Affected Property to DCLLC, except for conditions in existence on the Affected Property prior to such transfer.

(e)            Price. Except as set forth in subsection (a) above with respect to lands in which Calista owns only the subsurface estate, the purchase price to be paid by DCLLC for any Affected Property tendered to it pursuant to the provisions of subsection 7.19(d) by Calista shall be the Fair Market Value of the Affected Property (taking into account the contaminated nature of the Affected Property at the time of conveyance where applicable) to be determined as follows: the Parties shall jointly acquire and pay for an appraisal of the Affected Property to be conveyed by Calista from an MAI certified appraiser. The appraisal shall finally determine the appraised value of the portion of the Affected Property to be conveyed unless, within 30 days of its receipt of the appraisal, a Party gives notice to the other Party that it disagrees with the appraised value stated in the initial appraisal. The Party giving notice of its disagreement shall then obtain a second appraisal, at its own expense, within 120 days of giving such notice to the other Party. Failure of the Parties to agree on an appraised value after review by the parties of the two appraisals shall result in the two appraisers selecting a third appraiser who shall conduct a third appraisal. The appraised value established by the third appraiser shall be binding on both parties. The cost of the third appraisal shall be shared equally by both parties.

(f)             Tender of Title by DCLLC. At the conclusion of mining operations on the Property and after reclamation and removal of operations on the Affected Property, and subject to DCLLC’s right to remove buildings and other improvements, upon request of Calista, DCLLC shall tender to Calista, for its purchase at the Fair Market Value of the Affected Property at the time of such tender, determined by appraisal in the manner set forth in subsection (e) above (except as set forth in subsection (a) above with respect to lands in which Calista owns only the subsurface estate, in which case the selling price shall be [***] per acre), all the title to any Affected Property it has purchased pursuant to this Section 7.19. Calista may accept none, all or any portion of such tender in its sole discretion. Such tenders shall be accepted, if at all, within one year. Calista shall defend, indemnify, and hold harmless DCLLC from and against any and all claims or liabilities which arise out of or result in any way from activities conducted on such Affected Property after the date of transfer of such Affected Property back to Calista, except for conditions in existence on the Affected Property prior to such transfer.

(g)            Definitions.

(i)            As used in this Subsection 7.19, the term “Hazardous Substances” means any hazardous waste or hazardous substance as defined in or pursuant to any Environmental Law.

(ii)           As used in this Subsection 7.19, the term “Environmental Laws” means any and all applicable federal, state, or local laws, statutes, ordinances, rules, regulations, permits, approvals, authorizations, variances, codes, standards, guidelines, decisions, decrees, rulings, orders, notices, binding agreements, or other requirements [***] relating to or imposing liability or standards of conduct concerning any Hazardous Substances or the manufacture, management, transportation, storage, use, disposal, release, or threatened release of any Hazardous Substances; preservation, protection, or remediation of the environment; or the environmental conditions on, under, or about the Property. “Environmental Law” includes but is not limited to the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986, Pub. L. 99-499, 100 Stat. 1613, the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. §§ 656 and 657, AS 27.19, AS 46, and rules, regulations, codes, standards, or guidelines promulgated pursuant to such laws, as such laws, statutes, ordinances, rules, regulations, codes, standards, and guidelines are amended from time to time.

ARTICLE VIII – DEFINITIONS

8.1	The term “Property” means the lands described in Exhibit A hereto, as the same may be amended from time to time, and by this reference incorporated herein (the “Property”), except as provided in Section 6.6 with respect to Selected Lands.

8.2	The term “Agreement” means this Exploration and Lode Mining Lease.

8.3	The term “Valuable Minerals” means all ores, metals, minerals and materials (excluding minerals of any kind contained within a Placer Deposit and all deposits of coal, oil and gas, and associated hydrocarbons) found in, on, or under the Property.

8.4	The term “Common Variety Minerals” means sand, silt, stone, gravel, pumice, pumicite, cinders and petrified wood.

8.5	The term “Placer Deposit” as used in this Agreement shall mean all alluvial deposits, sand, gravel and detrital material, including any valuable minerals contained therein, which lie physically on, or above, Bedrock,

8.6	The term “Bedrock” shall mean all rock, fresh, altered, or weathered in place, which has not been moved to its present location by fluvial, glaciofluvial, glacial or mass wasting processes.

8.7	The term “Placer Gold” shall mean all gold, silver or other metals or mineral bearing ores, recovered as a primary product or as by-products, derived and extracted from a Placer Deposit.

8.8	The term “Lyman Resources” shall refer to Lyman Resources in Alaska Inc., the lessee of the Placer Deposits on the Property (the Lyman Placer Lease is identified in Exhibit A).

8.9	The term “Consumptive Activity” shall mean those activities of DCLLC which will deprive Lyman Resources of the opportunity to recover Placer Gold from a Placer Deposit (Consumptive Activity).

8.10	[***]

8.11	The terms “Commingle” or “Commingling” means the mixing or commingling, either underground, at the surface, or at processing plants or other treatment facilities, any material containing Valuable Minerals mined or extracted from the Property with ores or materials derived from other lands or properties.

8.12	“Anniversary Date” shall mean the date one or more years following the effective date of this Agreement, that date being May 1, 1995.

8.13	“Payback” shall be deemed to occur on the first day of the month following the month in which the total of all Net Cash Flow received by DCLLC [***] equals all Pre-commencement Expenses incurred by DCLLC [***].

8.14	“Pre-commencement Expenses” shall be [***].

8.15	“Net Cash Flow” shall equal the [***].

8.16	“Commercial Production” shall be deemed to have commenced on the first day following the date on which the first ore is refined and poured at any facility; however, minor refining of ore products for metallurgical tests, pilot projects and facility start-up testing shall not constitute Commercial Production.

8.17	The terms “Net Smelter Return” and “NSR” means [***].

8.18	The term “Quoted Price” shall mean [***].

8.19	As used in Section 5.1, the terms “Mining or Processing Operations” shall be deemed to be carried out on a continuous basis so long as all such operations do not cease for a period of more than 180 consecutive days (except for periods of force majeure as defined in Section 7.5).

8.20	The term “Equipment” means all buildings, structures, machinery, tools, equipment, and other property that DCLLC erected or placed within or upon the portion or portions of the Property to which such termination applies, excepting only track, timber, chutes and ladders in place for underground support and entry, if any.

8.21	The term “Encumbrance” means any mortgage, lien, tax levy or other encumbrance.

8.22	The term “Information relating to this Agreement” means this Agreement and the terms and conditions hereof, and all data, reports, records and other data or information (the “Information”) relating to this Agreement, including any data provided by Calista.

8.23	The term “Project” means a development and mining operation described in a Feasibility Study.

8.24	The term “Feasibility Study” shall mean a written report prepared by DCLLC or a third party detailing an analysis of the economic and commercial viability of conducting operations for the production and sale of Valuable Minerals from the Property that recommends that all or some part of the Property shall be brought into commercial production.

8.25	“Production Royalty” means the royalty payable by DCLLC to Calista on production from the Property as described in Section 3.1(a) of this Agreement.

8.26	The term “Net Proceeds Royalty” means the net proceeds royalty payable to Calista by DCLLC as calculated pursuant to Exhibit C attached hereto, and as further referenced in Sections 3.1(b), 3.4(c) and 3.6 of this Agreement.

ARTICLE IX – PROCESSING OUTSIDE MINERALS ON THE PROPERTY

9.1           Outside Minerals.

As used herein, the term “Outside Minerals” means any and all ores, metals, minerals and materials found in, on or under lands other than the Property.

9.2           Milling.

As used in this Article IX, the terms “Milling” (and the related terms “Mill” or “Milled”) means crushing, milling, processing, beneficiation, concentrating, vat leaching, treating, storing, and selling or otherwise disposing of Outside Minerals.

9.3           Milling Outside Minerals in a Mill Located on the Property.

Calista agrees that during the term of this Agreement DCLLC may use any mill constructed on the Property to Mill Outside Minerals and may use any road, airstrip, port, watercourse or waterbody, or other transportation facility or means or method of transportation located on the Property to transport Outside Minerals on or over the Property for such purpose.

9.4           Disposal of Resulting Tailings and Waste Rock.

During the term of this Agreement, DCLLC may dispose of waste or tailings resulting from the Milling of Outside Minerals in a manner consistent with the terms of this Agreement. All such disposal of waste or tailings resulting from such Milling of Outside Minerals shall be strictly subject to the following material requirements of this Agreement: (i) all such disposal by DCLLC shall be in the same manner and to the same extent it disposes of waste or tailings resulting from the Milling of Valuable Minerals; (ii) all such disposal by DCLLC shall be consistent with the terms of this Agreement, including any reclamation obligations; (iii) all such disposal by DCLLC shall be in compliance with all applicable permits, authorizations, statutes, laws, regulations, and ordinances; and (iv) before initiating any such disposal, DCLLC shall demonstrate to the reasonable satisfaction of Calista that there shall be, as a result of such use, no material impact on mine closure (including tailings and waste disposal site closure), reclamation, or water quality, during or after the term of the Agreement.

9.5           Processing Fee.

(a)            DCLLC shall pay to Calista a fee (the “Processing Fee”) of [***] for any Outside Minerals Milled on the Property during the term of this Agreement or for so long thereafter as a mill is located on the Property and utilized by DCLLC.

(b)            Notwithstanding the foregoing, for Outside Minerals originating on lands purchased from Calista pursuant to the terms of Section 7.19 of this Agreement, DCLLC shall pay to Calista the [***].

(c)            The Processing Fee shall be calculated and paid at the same time and in the same manner as the Production Royalty in accordance with Section 3.4(a) of this Agreement.

9.6           This Provision Shall Survive Sale of the Additional Surface Lands.

DCLLC’s obligation to pay the Processing Fee on Outside Minerals Milled on the Property shall survive any sale of the portion of the Property on which the mill is located, including, without limitation, a sale of such portion of the Property by Calista to DCLLC pursuant to Section 7.19 of this Agreement.

* * *

Each of the undersigned hereby confirms and agrees that this Restated Exploration and Lode Mining Lease correctly sets forth the original Exploration and Lode Mining Lease, as assigned and amended, either by itself or its predecessors in interest, up to and including February 11, 2011 and duly adopts this Restated Exploration and Lode Mining Lease as a complete and accurate statement of the agreement between the parties relating to the subject matter herein.

CALISTA CORPORATION	DONLIN CREEK LLC

By:	By:

Title:	President + CEO	Title:	President / GM

STATE OF ALASKA:	)
) ss:
THIRD JUDICIAL DISTRICT	)

THIS IS TO CERTIFY that on this 18th day of February, 2011, before me, the undersigned, a Notary Public in and for the State of Alaska, duly commissioned and sworn, personally appeared Andrew Guy, known to me to be the President + CEO of Calista Corporation, the corporation that executed the foregoing instrument, and acknowledged the said instrument for the uses and purposes therein mentioned, and on oath stated he is authorized to execute the instrument, and the seal affixed is the corporation seal of the corporation.

WITNESS my hand and official seal hereto affixed the day and year in this certificate above written.

/s/ Angie M. Grant (SEAL)
Notary public in and for Alaska
My Commission expires: 02-06-2014

STATE OF ALASKA:	)
) ss:
THIRD JUDICIAL DISTRICT

The foregoing instrument was acknowledged before me this 17 day of February, 2011 by Douglas C. Nicholson, the President / General Manager of Donlin Creek LLC, a Delaware limited liability company, on behalf of the limited liability company.

/s/ Jeanne R. Luhrs (SEAL)
Notary public in and for Alaska
My Commission expires: 5-29-2012

EXHIBIT A

The Property

The following real property, located in the Kuskokwim and/or Mt. McKinley Recording Districts, Seward Meridian, Alaska:

1.            LANDS FOR MINING AND MINING RELATED PURPOSES.

1Township 22 North, Range 48 West
Sections 5 & 6

2Township 22 North, Range 49 West
Sections 1, 2, 3, 10, 11

3Township 23 North, Range 48 West
Sections 5, 6, 7, 8
16, 17, 18, 19, 20, 21
28, 29, 30, 31, 32, 33

4Township 23 North, Range 49 West
Sections 1, 10, 11, 12, 13, 14, 15
21, 22, 23, 24, 25, 26, 27, 28
33, 34, 35, 36

Township 22 North, Range 48 West
Sections 4, 7, 8, 9, 17, 18, 19, 20

Township 22 North, Range 49 West
Sections 12, 13, 24
Sections 4, 5, 8, 9, 14, 15, 16, 17, 18
N ½ of Section 19, N ½ of Section 20, 21 (all except SW ¼),
Sections 22, 23

Township 23 North, Range 48 West
Sections 3, 4, 9, 10, 15, 22, 27, 34

Township 23 North, Range 50 West

South ½ of Section 33

1        Included in original Lease (05/01/95) with Placer Dome U.S. Inc.

2        Included in original Lease (05/01/95) with Placer Dome U.S. Inc.

3        Included in original Lease (05/01/95) with Placer Dome U.S. Inc.

4        Included in original Lease (05/01/95) with Placer Dome U.S. Inc.

1

2.            LANDS FOR WIND TURBINE TOWER, ACCESS, ROADWAY, MATERIAL SITE, PORT SITE, AND EQUIPMENT LAYDOWN USES.

Township 21 North, Range 50 West
15 acres within Section 5 for wind turbine towers and additional access easement, exact location to be determined after construction with a survey
5 acres within Section 6 for wind turbine towers and additional access easement, exact location to be determined after construction with a survey

Township 22 N, Range 50 West
10 acres within Section 35 for wind turbine towers and additional access easement, exact location to be determined after construction with a survey
35 acres within Section 36 for wind turbine towers and additional access easement, exact location to be determined after construction with a survey

Township 21 North, Range 48 West
400’ wide roadway of approximately 48 acres within Section 31 (Lots 1 and 2), exact location to be determined after construction with a survey

Township 22 North, Range 49 West
400’ wide roadway of approximately 48 acres within Section 7, exact location to be determined after constriction with a survey

Township 22 North, Range 50 West
400’ wide roadway of approximately 48 acres within Section 12, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 13, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 34, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 35, exact location to be determined after construction with a survey

Township 21 North, Range 50 West
400’ wide roadway of approximately 48 acres within Section 2, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 3, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 4, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 5, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 6, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 9, exact location to be determined after construction with a survey

2

Township 19 North, Range 55 West
400’ wide roadway of approximately 48 acres within Section 31, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 30, exact location to be determined after construction with a survey

Township 18 North, Range 55 West
400’ wide roadway of approximately 48 acres within Section 6, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 7, exact location to be determined after construction with a survey

Township 18 North, Range 58 West
400’ wide roadway of approximately 48 acres within Section 25, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 26, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 32, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 33, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 34, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 35, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 36, exact location to be determined after construction with a survey

Township 17 North, Range 58 West
400’ wide roadway of approximately 48 acres within Section 5, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 6, exact location to be determined after construction with a survey

Township 22 North, Range 50 West
20 acre material site within Section 12, exact location to be determined after construction with a survey
20 acre material site within Section 13, exact location to be determined after construction with a survey
20 acre material site within Section 35, exact location to be determined after construction with a survey

Township 21 North, Range 50 West
20 acre material site within Section 2, exact location to be determined after construction with a survey
20 acre material site within Section 4, exact location to be determined after construction with a survey
20 acre material site within Section 6, exact location to be determined after construction with a survey
20 acre material site within Section 9, exact location to be determined after construction with a survey

3

Township 21 North, Range 48 West
20 acre material site within Section 31 (Lots 1 and 2), exact location to be determined after construction with a survey

Township 19 North, Range 55 West
20 acre material site within Section 30, exact location to be determined after construction with a survey
20 acre material site within Section 31, exact location to be determined after construction with a survey

Township 17 North, Range 58 West
Port site containing approximately 100 acres within Sections 5 and 6, exact location to be determined after construction with a survey

Township 21 North, Range 48 West
55 acre parcel of land for the purpose of constructing an equipment laydown area within Section 31 (Lots 1 and 2), exact location to be determined after construction with a survey

Lands Selected by The Kuskokwim Corporation under the Alaska Native Claims Settlement Act, but not Conveyed:

Township 18 North, Range 56 West
400’ wide roadway of approximately 48 acres within Section 11, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 12, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 13, exact location to be determined after construction with a survey
400’ wide roadway of approximately 48 acres within Section 14, exact location to be determined after construction with a survey

Township 18 North, Range 56 West
20 acre material site within Section 11, exact location to be determined after construction with a survey
20 acre material site within Section 12, exact location to be determined after construction with a survey
20 acre material site within Section 14, exact location to be determined after construction with a survey

Attached hereto are two maps (A-1 and A-2) showing the boundaries of the Property.

4

Crooked Creek
FIGURE A-1
FIGURE A-2
The Property
Full Section
Partial Section
ANCSA Selections and Conveyances
Patented
Navigable Waters
Donlin Creek Original Area of Agreement

SCALE:

THE PROPERTY

FIGURE: A-1

Page 6 of 7

1

FIGURE A-1
FIGURE A-2
Crooked Creek
Aniak
Chuathbaluk
Napaimute
The Property
Full Section
Partial Section
ANCSA Selections and Conveyances
12 (a) or (b) Selected
Patented or Interim Conveyed
Navigable Waters
T21N R56W
T21N R54W
T21N R53W
T21N R52W
T20N R54W
T20N R53W
T19N R55W
T19N R54W
T18N R57W
T18N R55W
T18N R52W
T17N R57W
T17N R56W
T17N R55W
T17N R52W
Chuathbaluk

SCALE:

0 1 2 4 Mi
0 1.5 3 5 Km

Township/Range/Section - Seward Meridian

THE PROPERTY

FIGURE:

A-2

2